EIGHTH AMENDMENT TO

THE WORTHINGTON INDUSTRIES, INC. DEFERRED PROFIT SHARING PLAN

WHEREAS, Worthington Industries, Inc. (the “Company”) sponsors the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Worthington Plan”) for the benefit of certain employees of the Company and its affiliates;

WHEREAS, Worthington Industries, Inc. acquired majority ownership of the Samuel Steel Pickling Company (“SSPC”) on January 6, 2020, and renamed it to be known as Worthington Samuel Coil Processing (the “Employer”);

WHEREAS, SSPC previously sponsored the Samuel Steel Pickling Company 401(k) Plan (the “SSPC Plan”), a qualified defined contribution retirement plan for the benefit of its employees;

WHEREAS, effective January 31, 2020, eligibility and benefits under the SSPC Plan are frozen and employees of SSPC are authorized to participate instead in the Worthington Plan;

WHEREAS, effective August 31, 2020, the assets of the SSPC Plan are transferred to the Worthington Plan; and

WHEREAS, in connection with a voluntary correction program application under the Employee Plans Compliance Resolution System, the Employer desires to retroactively amend the Plan to document the participation by SSPC employees and acceptance of SSPC Plan assets.

NOW, THEREFORE, this Amendment supersedes the provisions of the Plan to the extent that these provisions are inconsistent with the provisions of this Amendment with effect either as of February 1, 2020, provided that this amendment is approved by the Internal Revenue Service pursuant to a compliance statement issued under the Employee Plans Compliance Resolution System, or otherwise as of the date of execution of this Amendment.

(A)
A new Appendix I shall be added to the Plan to read as follows:

Appendix I

Transfer of the Samuel Steel Pickling Company 401(k) Plan

1.
Effective on August 31, 2020 (“Transfer Date”) the assets of the Samuel Steel Pickling Company 401(k) Plan (the “SSPC Plan”) are to be transferred to the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Worthington Plan”). To the extent required, participants in the SSPC Plan shall be provided with a notice in accordance with the Sarbanes-Oxley Act of 2002 and ERISA Section 101(i) at least 30-days prior to the commencement of any blackout period. Such notice shall describe the reason for the blackout period, the beginning and ending dates of the blackout period, the investments and rights subject to the blackout period, and such other information as required by ERISA Section 101(i).

2.
The subaccounts held for the benefit of each participant in the SSPC Plan, when received by the Worthington Plan, shall be held in substantially similar accounts in the Plan and be subject to the same distribution privileges and restrictions as provided under the Worthington Plan, to the extent administratively practicable and as permitted by the Committee and the Code. For example the 401(k) Account of a participant in the SSPC Plan, and available for hardship distribution, in-service distributions, and loans under the Worthington Plan.

3.
The provisions of the Worthington Plan shall apply to the amounts transferred from the SSPC Plan except as provided below:

(a)
All amounts transferred to the Worthington Plan form the SSPC Plan will be 100% vested as of the Transfer Date.

(b)
To the extent a former SSPC Plan participant who has elected a distribution in the form of installment payments, such participant shall continue to be paid based on such person’s election on and after the Transfer Date in accordance with the SSPC Plan.

For distributions commencing on and after the Transfer Date, the installment form of payment shall be eliminated and, except as provided in Section 15.4 of the Worthington Plan, a lump sum form of distribution shall be the sole form of distribution available to a former SSPC Plan participant in accordance with Section 14.1 of the Worthington Plan.

(c)
Each qualified domestic relations order approved by the SSPC Plan prior to the Transfer Date shall be payable in accordance with its terms. On and after the Transfer Date, the provisions of Section 20 of the Worthington Plan and its qualified domestic relations order procedures shall apply to each domestic relations order received by the Worthington Plan.

(d)
Prior to the Transfer Date, the hardship provisions of the SSPC Plan shall apply to a hardship distribution granted to a former SSPC Plan participant. On and after the Transfer Date, the hardship withdrawal provisions of Section 15.2 of the Worthington Plan shall apply to each newly granted hardship distribution.

(e)
On and after the Transfer Date, a former SSPC Plan participant shall continue to be permitted to withdraw the amount of his elective deferrals as a Qualified Reservist Distribution, as defined in Code section 72(t)(2)(G).

4.
Samuel Steel Pickling Company (“SSPC”) shall become a Participating Employer in the Worthington Plan on and after the February 1, 2020.

5.
For purposes of determining eligibility to receive an allocation of Matching Contributions and Regular Employer Contributions under the Worthington Plan, a former participant in the SSPC Plan shall receive credit for his service credited under the SSPC Plan.

6.
To the extent not set forth in items 1-5 above, the provisions of the Worthington Plan shall apply to the accounts of each Eligible Employee who was a former participant in the SSPC Plan.